Exhibit (11)(b)

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038

November 24, 2006

          We hereby consent to the use of our legal opinion regarding the legality of issuances of shares and other matters filed as Exhibit (i) of Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A, filed February 25, 2000 (and incorporated by reference as Exhibit (11)(a) to this Registration Statement). In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP